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As filed with the Securities and Exchange Commission on June 17, 2005.

Registration No. 333-116722

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GEXA CORP.
(Exact name of registrant as specified in its charter)

Texas (State or Other Jurisdiction of Incorporation or Organization)	76-0670175 (I.R.S. Employer Identification No.)
20 Greenway Plaza, Suite 600 Houston, Texas 77046 (Address of Principal Executive Offices)

GEXA CORP.
2002 NON-EMPLOYEE DIRECTOR
STOCK OPTION PLAN AND NON-STATUTORY
STOCK OPTION AGREEMENTS
(Full Title of the Plan)

Explanatory Note

        On June 22, 2004, Gexa Corp., a Texas corporation (the "Company"), filed a Registration Statement on Form S-8 (Reg. No. 333-116722) (the "Registration Statement") to register 1,650,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issuable pursuant to the Company's 2002 Non-Employee Director Stock Option Plan and certain Non-Statutory Stock Option Agreements. On May 17, 2005, the Company filed a Proxy Statement/Prospectus (the "Prospectus") relating to that certain Agreement and Plan of Merger (the "Merger Agreement") among FPL Group, Inc. ("FPL Group"), FRM Holdings, LLC, WPRM Acquisition Subsidiary, Inc. ("Acquisition Sub"). Effective June 17, 2005, in accordance with the Merger Agreement, Acquisition Sub has merged with and into the Company (the "Merger"). As a result of the Merger, the Company's outstanding common stock has converted into a fraction of a share of FPL Group common stock. Further, under the Merger Agreement, each option to purchase a share of Company common stock, outstanding prior to the Merger, has been converted to an option to purchase a fraction of a share of FPL Group common stock based on the exchange ratio and other terms of the Merger Agreement. Accordingly, no further issuances of the Company's common stock will be made pursuant to the Registration Statement.

        Pursuant to the Prospectus and the undertakings contained in the Registration Statement, the Company files this Post-Effective Amendment No. 1 to terminate the Registration Statement and deregister the remaining 1,250,000 unsold shares of common stock available under the Registration Statement as of the date hereof relating to the 2002 Non-Employee Director Stock Option Plan and the Non-Statutory Stock Option Agreements of Gexa Corp.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 17th day of June, 2005.

GEXA CORP.
By:	/s/ NEIL M. LEIBMAN Neil M. Leibman Chairman and Chief Executive Officer

        Pursuant to the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ NEIL M. LEIBMAN Neil M. Leibman	Chairman and Chief Executive Officer	June 17, 2005
* David K. Holeman	Chief Financial Officer and Secretary	June 17, 2005
* Rod Danielson	Vice President—Supply and Forecasting	June 17, 2005
* David Atiqi	Vice President—Sales	June 17, 2005
* Don Aron	Director	June 17, 2005
Dan C. Fogarty	Director
* Stuart C. Gaylor	Director	June 17, 2005
* Tom D. O'Leary	Director	June 17, 2005
* Robert C. Orr, Jr.	Director	June 17, 2005
*By:	/s/ NEIL M. LEIBMAN Neil M. Leibman, individually and as attorney-in-fact

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Explanatory Note
SIGNATURES